Exhibit 21.1

SUBSIDIARIES OF WATCHGUARD, INC.

The following is a list of subsidiaries of WatchGuard, Inc.:

Name of Subsidiary	Jurisdiction of Incorporation

420 E Exchange Parkway, LLC	Texas